Exhibit 4.2

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Warrant Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [●], by and among Tastemaker Acquisition Corp., a Delaware corporation (the “Company” or “Tastemaker”), Quality Gold Holdings, Inc., a Delaware corporation (“Parentco”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of January 7, 2021 (the “Existing Warrant Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement);

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued 8,700,000 Private Placement Warrants to the Sponsor and 13,800,000 Public Warrants to public investors;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on October 20, 2022, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Parentco, Tastemaker Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), QGM Merger Sub, Inc., an Ohio corporation (“Merger Sub II”), J&M Merger Sub, Inc., a Delaware corporation (“Merger Sub III”), L&L Merger Sub, Inc., an Ohio corporation (“Merger Sub IV”), Quality Gold Merger Sub, Inc., an Ohio corporation (“Merger Sub V”), Quality Gold, Inc., an Ohio corporation (“Quality Gold”), QGM, LLC, an Ohio limited liability company (“QGM”), J & M Group Holdings Inc., a Delaware corporation (“J&M”) and L & L Group Holdings, LLC, an Ohio limited liability company (“L&L”);

WHEREAS, pursuant to the provisions of the Business Combination Agreement, among other things, (a) Merger Sub I will merge with and into Tastemaker, with Tastemaker surviving the merger as a wholly-owned subsidiary of Parentco (the “First Merger”), and, as a result of the First Merger, among other things, all shares of Common Stock shall be converted into the right to receive shares of common stock of Parentco (“Parentco Common Stock”) and (b) Merger Sub II will merge with and into QGM, with QGM surviving the merger as a wholly-owned subsidiary of Parentco, Merger Sub III will merge with and into J&M, with J&M surviving the merger as a wholly-owned subsidiary of Parentco, Merger Sub IV will merge with and into L&L, with L&L surviving the merger as a wholly-owned subsidiary of Parentco, and Merger Sub V will merge with and into Quality Gold, with Quality Gold surviving the merger as a wholly-owned subsidiary of Parentco;

WHEREAS, upon consummation of the First Merger, as provided in Section 4.4 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for shares of Parentco Common Stock;

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination;

WHEREAS, in connection with the First Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Parentco and Parentco wishes to accept such assignment;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders; and

WHEREAS, the parties hereto desire to memorialize the impact of the Alternative Issuance on the Existing Warrant Agreement, and the assignment and assumption thereof, in accordance with Section 4.4 of the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.                  Assignment and Assumption; Consent.

1.1              Assignment and Assumption. The Company hereby assigns to Parentco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Time (as defined in the Business Combination Agreement). Parentco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Time.

1.2              Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Parentco pursuant to Section 1.1 hereof effective as of the Effective Time, and the assumption of the Existing Warrant Agreement by Parentco from the Company pursuant to Section 1.1 hereof effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2.                  Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

2.1              Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Tastemaker Acquisition Corp., a Delaware corporation” and replacing it with “Quality Gold Holdings, Inc., a Delaware corporation”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Quality Gold Holdings, Inc. rather than Tastemaker Acquisition Corp.

2.2              Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on January 7, 2021, Tastemaker Acquisition Corp., a Delaware corporation (“Tastemaker”) entered into that certain Private Placement Warrants Purchase Agreement with Tastemaker Sponsor LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase 8,250,000 redeemable warrants in connection with the Offering (as defined below) (or up to 8,700,000 warrants if the underwriters’ over-allotment option is exercised in full) simultaneously with the closing of the Offering bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant; and

WHEREAS, on January 12, 2021, Tastemaker consummated its initial public offering (the “Offering”) of units of Tastemaker’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 13,800,000 warrants to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Tastemaker Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of Tastemaker, par value $0.0001 per share (“Tastemaker Common Stock”), for $11.50 per share, subject to adjustment as described herein; and

WHEREAS, Tastemaker filed with the U.S. Securities and Exchange Commission (the “Commission”) registration statements on Form S-1, No. 333-249278 and 333-251953 (together, the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Tastemaker Common Stock included in the Units; and

WHEREAS, Tastemaker, the Company, Tastemaker Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), QGM Merger Sub, Inc., an Ohio corporation (“Merger Sub II”), J&M Merger Sub, Inc., a Delaware corporation (“Merger Sub III”), L&L Merger Sub, Inc., an Ohio corporation (“Merger Sub IV”), Quality Gold Merger Sub, Inc., an Ohio corporation (“Merger Sub V”), Quality Gold, Inc., an Ohio corporation (“Quality Gold”), QGM, LLC, an Ohio limited liability company (“QGM”), J & M Group Holdings, Inc., a Delaware corporation (“J&M”) and L & L Group Holdings, LLC, an Ohio limited liability company (“L&L”), entered into a business combination agreement on October 20, 2022 (the “Business Combination Agreement”) pursuant to which Merger Sub I will merge with and into Tastemaker, with Tastemaker surviving the merger as a wholly-owned subsidiary of the Company and, as a result of such merger, among other things, all shares of Tastemaker Common Stock shall be converted into the right to receive shares of common stock of the Company (“Company Common Stock”), Merger Sub II will merge with and into QGM, with QGM surviving the merger as a wholly-owned subsidiary of the Company, Merger Sub III will merge with and into J&M, with J&M surviving the merger as a wholly-owned subsidiary of the Company, Merger Sub IV will merge with and into L&L, with L&L surviving the merger as a wholly-owned subsidiary of the Company, and Merger Sub V will merge with and into Quality Gold, with Quality Gold surviving the merger as a wholly-owned subsidiary of the Company; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, on [●], the Company, Tastemaker, and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Tastemaker assigned this Agreement to the Company and the Company assumed this Agreement from Tastemaker; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding Tastemaker Warrants will no longer be exercisable for shares of Tastemaker Common Stock but instead will be exercisable (subject to the terms and conditions of this Agreement) for shares of Company Common Stock (each a “Warrant” and collectively with the Post-IPO Warrants (as defined below), the “Warrants”); and

WHEREAS, following consummation of the transactions contemplated by the Business Combination Agreement, the Company may issue additional warrants (the “Post-IPO Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3              Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.4              Deletion of Section 2.7. Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with “[Reserved]”. All references in the Existing Warrant Agreement to “Working Capital Warrants” are hereby deleted.

2.5              Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants to the extent then held by the original purchasers thereof or their Permitted Transferees, the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Subsection 3.3.2 below with respect to an effective registration statement.”

2.6              Extraordinary Dividends. Section 4.1.2 of the Existing Warrant Agreement is hereby amended by adding the word “or” before clause (b) of such section and deleting clauses (c)-(e) of such section.

3.                  Miscellaneous Provisions.

3.1              Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the First Merger (as defined in the Business Combination Agreement) and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2              Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.

3.3              Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.4              Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

3.5              Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.6              Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.7              Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.8              Entire Agreement. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

Tastemaker Acquisition Corp.

By:
Name: Christopher Bradley
Title: Chief Financial Officer

QUALITY GOLD HOLDINGS, INC.

By:
Name: Michael Langhammer
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name: [●]
Title: [●]

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]